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PRESS RELEASE DATED July 5, 2007                                   EXHIBIT 99.1


[RADNET LOGO]


FOR IMMEDIATE RELEASE

              RADNET ANNOUNCES INTENT TO REFINANCE OUTSTANDING DEBT

Los Angeles, California, July 5, 2007. RadNet, Inc. ("RadNet") (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective diagnostic imaging services through a network of fully-owned and operated outpatient imaging centers, announced that GE Healthcare Financial Services ("GE HFS") has agreed to arrange for RadNet a $445 million senior secured credit facility. The credit facility includes a $45 million revolving line of credit, which is expected to be largely unfunded at the closing of the refinancing, and a $400 million term loan. The credit facility is intended to refinance substantially all of RadNet's existing indebtedness and will provide liquidity and working capital for future expansion.

Mark Stolper, RadNet's Chief Financial Officer, stated that the refinancing is expected to result in annual interest cost savings of approximately $5.4 million. The financing is intended to be concluded in August 2007.


About RadNet, Inc.
         RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 132 fully-owned and operated outpatient imaging centers. RadNet's core markets include California, Maryland and New York. At December 31, 2006, together with Beverly Radiology Medical Group, and inclusive of full-time and per diem employees, technicians and radiologists, RadNet had a total of 3,937 employees. For more information, visit http://www.radnet.com.

About GE Healthcare Financial Services
         GE Healthcare Financial Services is a provider of capital, financial solutions, and related services for the global healthcare market. With over $16 billion of capital committed to the healthcare industry, GE Healthcare Financial Services offers a full range of capabilities from equipment financing and real estate financing to working capital lending, vendor programs, and practice acquisition financing. With its knowledge of all aspects of healthcare from hospitals and long-term care facilities to physicians' practices and life sciences, GE Healthcare Financial Services works with customers to create tailored financial solutions that help them improve their productivity and profitability. For more information, visit http://www.gehealthcarefinance.com.

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Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the successful conclusion of the proposed financing, RadNet's statements regarding cost savings with respect to the financing, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risk and uncertainties, which may cause RadNet's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect RadNet's business and its financial results are detailed in its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.
Mark Stolper, 310-445-2800
Chief Financial Officer
ms@radnet.com

Integrated Corporate Relations, Inc.
John Mills, 310-954-1105
jmills@icrinc.com